Contact:

Kenneth J. Mahon

Exec. VP and Chief Financial Officer

718-782-6200 extension 265

Stephanie Prince/Kirin Smith

FD - Morgen-Walke

Press: Steve DiMattia

212-850-5600

DIME COMMUNITY SIGNS MULTI-FAMILY

SELLER/SERVICER PACT WITH FANNIE MAE

Becomes Multi-Family Negotiated Transactions Lender

Brooklyn, NY – December 19, 2002 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), today announced the signing of a multi-family purchase and servicing agreement between its wholly-owned subsidiary, The Dime Savings Bank of Williamsburgh, and Fannie Mae (NYSE: FNM), the nation's largest source of multi-family financing.  Dime thus becomes a Fannie Mae-approved Negotiated Transactions multi-family seller/servicer in the New York City market segment.

“We are very proud to have been chosen to partner with Fannie Mae in the New York City multi-family market,” said Vincent Palagiano, Chairman and Chief Executive Officer. “The competitive advantages of broadening our product line include the ability to attract new customers to the Bank, create additional sources of revenue and add flexibility to our asset/liability management.”

The agreement envisions that Dime will sell $200 million of loans to Fannie Mae over the next 18 months. By the end of December 2002, Dime anticipates closing on the sale of approximately $73.5 million of recently-originated loans with an original term of over 7 years, completing almost 37% of the target. Dime will retain loan servicing rights.

Management anticipates a one-time, after-tax gain of approximately 4 cents per share in the quarter ended December 31, 2002 as a result of the initial $73.5 million loan sale.  Management will also update its 2003 earnings guidance as part of its quarterly earnings conference call during the third week of January 2003.

About Dime Community Bancshares

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $2.9 billion in assets as of September 30, 2002, the Bank currently has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dsbwdirect.com.

About Fannie Mae

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world.  It operates pursuant to a federal charter and is the nation's largest source of financing for home mortgages.  More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings.  The Company disclaims any obligation to publicly announce future events or developments, which may affect the forward-looking statements herein.